MERIDIAN FINANCIAL CORPORATION


SECURITIES PURCHASE AGREEMENT

Dated as of March 28, 1997

3,000 Shares Series C Convertible Preferred Stock
$3,500,000 10.0% Subordinated Notes


Table of Contents



ARTICLE I.  PURCHASE OF THE PURCHASED SECURITIES 1

SECTION 1.01 Purchase and Sale of Preferred Shares 1
SECTION 1.02 Purchase and Sale of Notes 1
SECTION 1.03 Closing 1

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE EXECUTIVE SHAREHOLDERS 2

SECTION 2.01 Organization, Qualifications and Corporate Power
2
SECTION 2.02 Authorization of Agreements, Etc. 2
SECTION 2.03 Validity 3
SECTION 2.04 Approvals, Consents, Etc. 3
SECTION 2.05 Authorized Capital Stock 3
SECTION 2.06 Financial Statements 5
     SECTION 2.07 Events Subsequent to the Date of the
December
Balance Sheet 5
     SECTION 2.08 Litigation; Compliance with Law 7
     SECTION 2.09 Proprietary Information of Third Parties 7
     SECTION 2.10 Intellectual Properties. 8
     SECTION 2.11 Title to Properties 8
     SECTION 2.12 Leasehold Interests 8
     SECTION 2.13 Insurance 9
     SECTION 2.14 Taxes 9
     SECTION 2.15 Lease Agreements 10
     SECTION 2.16 Other Agreements 11
     SECTION 2.17 Assumptions, Guaranties, Etc. of
Indebtedness of
other Persons 12
     SECTION 2.18 Disclosure 13
     SECTION 2.19 SEC Documents 13
     SECTION 2.20 Brokers 13
     SECTION 2.21 Transactions with Affiliates 13
     SECTION 2.22 Related Entities 14
     SECTION 2.23 Employees 14
     SECTION 2.24 U.S. Real Property Holding Corporation 14
     SECTION 2.25 Environmental Protection 14
     SECTION 2.26 ERISA 15
     SECTION 2.27 Illegal Payments 16
     SECTION 2.28 Interest in Competitors, Etc 16
     SECTION 2.29 Books and Records 16
     SECTION 2.30 Federal Reserve Regulations 16
     SECTION 2.3  Limitation Regarding Executive Shareholders
16



ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE
PURCHASERS 17
     SECTION 3.01 Authorization of Agreements, Etc 17
     SECTION 3.02 Validity 17
     SECTION 3.03 Investment Representations 17

ARTICLE IV.  PRE-CLOSING COVENANTS OF THE COMPANY 18
     SECTION 4.01 Access to Information 18
     SECTION 4.02 Conduct of Business 18
     SECTION 4.03 Negative Covenants 18
     SECTION 4.04 Additional Financial Information 19
     SECTION 4.05 Consents 19
     SECTION 4.06 Consummation of Transactions 19

ARTICLE V.  CONDITIONS 19
     SECTION 5.01 Conditions to Purchaser's Obligations 19
     SECTION 5.02 Conditions to Obligations of the Company and the
Executive
Shareholders. 21

ARTICLE VI.  COVENANTS OF THE COMPANY 21
     SECTION 6.01 Financial Statements, Reports, Etc. 21
     SECTION 6.02 Right of Participation 23
     SECTION 6.03 Corporate Existence 24
     SECTION 6.04 Properties, Business, Insurance 24
     SECTION 6.05 "Key Person" Insurance 24
     SECTION 6.06 Inspection, Consultation and Advice 24
     SECTION 6.07 Restrictive Agreements Prohibited 24
     SECTION 6.08 Transactions with Affiliates 24
     SECTION 6.09 Use of Proceeds 25
     SECTION 6.10 Board of Directors Meetings 25
     SECTION 6.11 By-laws 25
     SECTION 6.12 Compliance with Laws 25
     SECTION 6.13 Keeping of Records and Books of Account 25
     SECTION 6.14 Change in Business or Plan 25
     SECTION 6.15 Disposal of Property 25
     SECTION 6.16 Payment of Obligations 26
     SECTION 6.17 Dividends and Similar Transactions 26
     SECTION 6.18 Rule 144A Information 26
     SECTION 6.19 Salary and Bonus Plan 27
     SECTION 6.20 Termination of Covenants27

ARTICLE VII.  COVENANTS OF THE EXECUTIVE SHAREHOLDERS  27
     SECTION 7.01  Transfers of Shares  27
     SECTION 7.02  Certain Restrictive Covenants  27
     SECTION 7.03  Devotion of Time  30
     SECTION 7.04  Related Entities  30

ARTICLE VIII.  PURCHASES OF ADDITIONAL NOTES  30
     SECTION 8.01  Purchase Request  30
     SECTION 8.02  Conditions Precedent  31

ARTICLE IX.  MISCELLANEOUS  32
     SECTION 9.01  Fees and Expenses  32
     SECTION 9.02  Survival of Agreements  32
     SECTION 9.03  Parties in Interest  32
     SECTION 9.04  Notices  32
     SECTION 9.05  Assignment  33
     SECTION 9.06  Remedies  33
     SECTION 9.07  Waiver  33
     SECTION 9.08  Governing Law  33
     SECTION 9.09  Entire Agreement  34
     SECTION 9.10  Counterparts  34
     SECTION 9.11  Amendments  34
     SECTION 9.12  Severability  34
     SECTION 9.13  Headings  34
     SECTION 9.14  Certain Defined Terms  34
     SECTION 9.15  Required Vote  35
     SECTION 9.16  Obligations Several  35

INDEX OF EXHIBITS AND SCHEDULES


EXHIBITS


EXHIBIT A      Terms of Series C Preferred Stock
EXHIBIT B      Form of Note
EXHIBIT C      Form of Opinion of Counsel to the Company
EXHIBIT D      Form of Voting Agreement
EXHIBIT E      Form of Registration Rights Agreement
EXHIBIT F      Form of Executive Share Agreement



SCHEDULES

SCHEDULE I      Purchasers
SCHEDULE II    Disclosure Schedule
SCHEDULE III    Fee Allocation




This SECURITIES PURCHASE AGREEMENT, dated as of March 28,
1997 (this "Agreement"), is among Meridian Financial
Corporation, an Indiana corporation (the "Company"), the several purchasers named on Schedule I (individually a "Purchaser" and collectively the "Purchasers"), Michael F.
McCoy ("McCoy") and William L. Wildman ("Wildman"; together with McCoy, the "Executive Shareholders").

WHEREAS, the Company wishes to issue and sell to the Purchasers (a) an aggregate of 3,000 shares of Series C Convertible Preferred Stock, $1,000 liquidation preference, of the Company (the "Preferred Shares") and (b) an aggregate principal amount of up to $3,500,000 of 10% subordinated notes due March 31, 2002 of the Company (the "Notes"); and WHEREAS, the Purchasers, severally, wish to purchase the Preferred Shares and the Notes (collectively, the "Purchased Securities") on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE .

PURCHASE OF THE PURCHASED SECURITIES

SECTION .Purchase and Sale of Preferred Shares. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, the
Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, the number of Preferred Shares set forth opposite the name of such Purchaser under the heading "Number of Preferred Shares to be Purchased" on
Schedule I, at the aggregate purchase price set forth opposite the name of such Purchaser under the heading "Aggregate Purchase Price for Preferred Shares" on Schedule I. The
Company shall amend its articles of incorporation (the "Charter") prior to the Closing Date
(as defined in Section 1.03) to authorize for issuance the Preferred Shares, with the terms set forth on Exhibit A.

SECTION .Purchase and Sale of Notes. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, (a) at the Closing (as defined in Section 1.03), the aggregate principal amount of Notes set forth opposite the name of such Purchaser under the heading "Closing
Notes" on Schedule I (each, a "Closing Note" and collectively, the "Closing Notes") and
(b) following the Closing, and subject to the provisions of
Article VIII, the aggregate
principal amount of Notes set forth opposite the name of such Purchaser under the heading
"Additional Notes" on Schedule I (each, an "Additional Note" and collectively, the
"Additional Notes"). The Company shall authorize the Notes for issuance and sale to
Purchasers in accordance with this Agreement. All Notes shall be dated the date of their issue and shall be in the form of Exhibit B.

SECTION .Closing. The closing for the purchase and sale of the Preferred
Shares and the Closing Notes (the "Closing") shall take place at the offices of Altheimer &
Gray, 10 South Wacker Drive, Suite 4000, Chicago, IL 60606, at 10:00 a.m., Chicago time, on March 28, 1997, or at such other location, date and time as may be agreed upon between the Purchasers and the Company (such date being referred to herein as the
"Closing Date"). At the Closing, the Company shall issue and deliver to each Purchaser (a) a stock certificate or certificates in definitive form, registered in the name of such Purchaser, representing the Preferred Shares being purchased by such Purchaser at the
Closing and (b) the Closing Notes being purchased by such Purchaser, executed by the
Company. As payment in full for the Preferred Shares and the Closing Notes being purchased by it under this Agreement, against delivery of the stock certificate or certificates and Closing Notes as aforesaid, at the Closing each Purchaser shall transfer to the account of the Company by wire transfer the amount set forth opposite the name of such Purchaser under the heading "Aggregate Closing Date Purchase Price" on
Schedule I.


ARTICLE .

REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE EXECUTIVE SHAREHOLDERS

The Company and each Executive Shareholder, jointly and severally, represent and warrant to the Purchasers that, except as set forth in the Disclosure Schedule attached as
Schedule II (the "Disclosure Schedule"):

SECTION .Organization, Qualifications and Corporate Power.

()The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana and is duly licensed or qualified to transact business as a foreign corporation and is in good standing (i) in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so qualified would not have a material adverse effect on the Company, and (ii) in each jurisdiction in which either the principal place of business of any lessee of Leased Equipment (as defined in Section 2.15) or any Leased Equipment is located. The Disclosure Schedule sets forth a list of all jurisdictions in which the Company is qualified to transact business. The Company has the corporate power and authority (i) to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, (ii) to execute, deliver and perform its obligations under this Agreement and each instrument or document to be executed or delivered by it pursuant to this Agreement (each, a "Company Ancillary Document"), (iii) to issue, sell and deliver the Preferred Shares and the Notes and (iv) to issue and deliver the Common Shares, without par value, of the Company ("Common Stock") issuable upon conversion of the Preferred Shares (the "Conversion Shares"). Each of the Executive Shareholders has full capacity to execute, deliver and perform his obligations under this Agreement and each instrument or document to be executed or delivered by him pursuant to this Agreement (each, an "Executive Shareholder Ancillary Document").

()The Company does not (i) own of record or beneficially, directly or indirectly, any shares of capital stock or securities convertible into capital stock of any other corporation or any participating interest in any partnership, joint venture or other non-corporate business enterprise or
(ii) control, directly or indirectly, any entity.

     SECTION .Authorization of Agreements, Etc.

()The execution and delivery by the Company of this Agreement and each Company Ancillary Document, the performance by the Company of its obligations hereunder and thereunder, the issuance, sale and delivery of the Preferred Shares and the Notes and the issuance and delivery of the Conversion Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Charter or the By-laws of the Company, as amended (the "By-laws"), or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon any of the properties or assets of the Company.

()When issued in accordance with this Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable shares of Series C Convertible Preferred Stock and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in any instrument or document to be executed or delivered by the Purchasers pursuant to this Agreement (each, a "Purchaser Ancillary Document"). The Conversion Shares have been duly reserved for issuance upon conversion of the Preferred Shares and, when issued upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable shares of Common Stock and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in any Purchaser Ancillary Document. Neither the issuance, sale or delivery of the Preferred Shares or the Notes nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of shareholders of the Company or to any right of first refusal or other right in favor of any person.

SECTION .Validity. This Agreement has been duly executed and delivered by the Company and each of the Executive Shareholders and constitutes the legal, valid and binding obligation of the Company and each of the Executive Shareholders, enforceable against each such party in accordance with its terms. Each Company Ancillary Document and Executive Shareholder Ancillary Document, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Company or the Executive Shareholders, as the case may be, enforceable against such party in accordance with its terms.

SECTION .Approvals, Consents, Etc. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality or other person is or will be necessary for the valid execution, delivery and performance by the Company or the Executive Shareholders of this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document, the issuance, sale and delivery of the Preferred Shares or the Notes or, upon conversion of the Preferred Shares, the issuance and delivery of the Conversion Shares, other than
(a) filings pursuant to state securities laws (all of which filings have been made by the Company, other than those which are required to be made after the Closing and which will be duly made on a timely basis) in connection with the sale of the Preferred Shares and the Notes, (b) with respect to the Registration Rights Agreement (as defined in Section 5.01(i)), the registration of the securities covered thereby with the Securities and Exchange Commission (the "SEC") and filings pursuant to state securities laws and (c) a filing with the Indiana Secretary of State to amend the Charter to designate the terms of the Preferred Shares..

SECTION .Authorized Capital Stock.

()The authorized capital stock of the Company consists of (i) 10,000 Special Shares, without par value (the "Preferred Stock"), of which 1,000 shares have been designated Series A Preferred Stock, 1,500 shares have been designated Series B Preferred Stock and 3,000 shares have been designated Series C Convertible Preferred Stock and (ii) 10,000 shares of Common Stock. Except for the Series B Preferred Stock, all of which will be redeemed on the Closing Date, no shares of Common Stock or Preferred Stock have been reacquired by the Company and are held in its treasury. There are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by the Charter and By-laws, applicable Federal and state securities laws, the Restrictive Stock Transfer Agreements described in the Disclosure Schedule executed by certain holders of Common Stock and/or Series A Preferred Stock, those restrictions applicable to the Series B Preferred Stock as set forth in the Charter, and those restrictions on transfer expressly set forth in this Agreement, the Company Ancillary Documents, the Purchaser Ancillary Documents and the Executive Shareholder Ancillary Documents. To the knowledge of the Company and the Executive Shareholders, other than as provided in the preceding sentence, there are no agreements, understandings, trusts or other collaborative arrangements concerning the voting or transfer of shares of capital stock of the Company. The shareholders of record and holders of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire from the Company equity securities of the Company, and the number of shares of capital stock and the number of such subscriptions, warrants, options, convertible securities and other such rights held by each such holder, are as set forth in the Disclosure Schedule. The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of authorized capital stock of the Company are as set forth in the Charter, a copy of which is included in the Disclosure Schedule, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. The Company is not in arrears with respect to dividends payable under the terms of any series of Preferred Stock. Except as provided in this Agreement or as set forth in the Disclosure Schedule, (i) no person owns of record any shares of capital stock of the Company, (ii) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from the Company equity securities of the Company is authorized or outstanding and
(iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or, except for the redemption of the Series B Preferred Stock and the warrants issued to the holders thereof, to distribute to holders of any of its equity securities any evidence of indebtedness or asset in respect of such equity securities. All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws. The offering of the shares of Series A Preferred Stock and shares of Common Stock referenced in the Blue Sky Memorandum dated November 29, 1993 of Baker & Daniels, counsel to the Company, as supplemented by the Supplemental Blue Sky Memorandum, dated December 17, 1993, a copy of which is included in the Disclosure Schedule (the "Blue Sky Memorandum"), was conducted as described in the Blue Sky Memorandum, all facts assumed in the Blue Sky Memorandum relating to the Company were true as of any relevant time and, to the knowledge of the Company and the Executive Shareholders, all facts assumed in the Blue Sky Memorandum other than those relating to the Company were true as of any relevant time .

()The Disclosure Schedule contains the form of redemption agreement (the "Series B Redemption Agreement") to be entered into between the Company and each holder of Series B Preferred Stock or related warrants to purchase Common Stock (the "Series B Holders") with respect to the redemption on or prior to the Closing of all of the outstanding shares of Series B Preferred Stock and such warrants. Upon the redemption by the Company of the Series B Preferred Stock and related warrants in accordance with the terms of the Series B Redemption Agreement, (i) all of the outstanding shares of Series B Preferred Stock and all of such warrants shall be canceled and shall no longer be outstanding and (ii) the Company shall have no liability (and no Series B Holder or any other person shall have any claim of any kind against the Company) with respect to or arising out of the ownership at any time of any shares of Series B Preferred Stock or such warrants.

SECTION .Financial Statements.

()The Company has furnished to the Purchasers: (i) the audited balance sheet of the Company as of September 30, 1996, and the related audited statements of operations, shareholders' equity and cash flows of the Company for the year ended September 30, 1996 (the "Audited Financial Information") and (ii) the unaudited balance sheet of the Company as of December 31, 1996, and the related unaudited statements of earnings (loss) and cash flows of the Company for the three months ended December 31, 1996 (the "Unaudited Financial Information"; the Audited Financial Information and the Unaudited Financial Information being collectively referred to herein as the "Financial Information"). The Financial Information has been prepared in accordance with generally accepted accounting principles consistently applied and fairly presents the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the respective periods covered thereby.

()As of December 31, 1996, to the knowledge of the Company and the Executive Shareholders, the Company had no contingent or unasserted liabilities which, in the aggregate, could have a material adverse effect on the Company or its business, which were not disclosed in the balance sheet of the Company included in the Unaudited Financial Information (the "December Balance Sheet").

SECTION .Events Subsequent to the Date of the December Balance Sheet. Since December 31, 1996, the Company has only conducted its business in the usual and ordinary course and consistent with the past practices of the Company, and, whether or not in the ordinary course of its business, has not:

()incurred any material fixed or contingent obligation, liability or commitment except (i) trade or business obligations incurred in the ordinary course of the Company's business, none of which is materially adverse or was entered into for an inadequate consideration or with any shareholder or any affiliate of any shareholder, (ii) obligations under Lease Agreements (as defined in Section 2.15) (x) entered into in the ordinary course of business and (y) which have not been entered into with any shareholder of the Company or any affiliate of any such shareholder, (iii) obligations under this Agreement and the Company Ancillary Documents and
(iv) the obligation to redeem the Series B Preferred Stock and related warrants pursuant to the Series B Redemption Agreements,

()discharged or satisfied any lien or encumbrance or paid any fixed or contingent obligation, liability or commitment, except (i) current obligations, liabilities or commitments reflected or reserved against in the December Balance Sheet and (ii) current obligations, liabilities or commitments incurred in the ordinary course of business since December 31, 1996,
()transferred, leased, licensed, sold or otherwise conveyed, or agreed or committed to convey, any of its material assets or properties, except (i) equipment of the type leased by the Company in the ordinary course of business pursuant to Lease Agreements entered into in the ordinary course of business on the Standard Forms (as defined in Section 2.15), (ii) Lease Agreements sold in the ordinary course of business and (iii) collateral assignments of Lease Agreements and pledges of other assets to Texas Commerce Bank National Association, as trustee (the "Trustee"), pursuant to the Indenture of Trust dated as of December 15, 1993, between the Company and the Trustee, as amended by the First Supplemental Indenture, dated as of February 15, 1994, between the Company and the Trustee (as so amended, the "Bond Indenture"),
()waived, released, canceled or compromised any material debt, claim or right,
()made or entered into any contracts or commitments to make any capital expenditures (it being understood that capital expenditures do not include the purchase of or commitment to purchase, in the ordinary course of business, equipment to be leased to third parties pursuant to Lease Agreements), whether or not in the ordinary course of business, that requires payment by the Company of (i) in excess of ten thousand dollars ($10,000) with respect to any single expenditure (or group of related expenditures) or (ii) in excess of twenty thousand dollars ($20,000) in the aggregate for all capital expenditures,

()sold, assigned, transferred or granted any right under or with respect to any licenses, agreements or Intellectual Property (as defined in Section 2.10),()made or granted any general wage or salary increase (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), paid or agreed to pay any bonus, engaged any new employee at an annual rate of compensation in excess of twenty-five thousand dollars ($25,000) or entered into any employment agreement with any officer or employee,

()declared, set aside or paid any dividend or other distribution (whether in cash, shares of capital stock or other securities, property or any combination thereof) in respect of the capital stock of the Company, other than dividends on outstanding shares of Preferred Stock in accordance with the Charter,

()redeemed, repurchased or otherwise acquired any of its capital stock or other securities, or, except as contemplated by this Agreement with respect to shares of Series B
Preferred Stock and the related warrants, entered into any agreement to do so,

()suffered any material adverse change in, or any event or events which, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on its properties, business, condition (financial or otherwise), results of operations or prospects, () incurred damage to or destruction of any of its assets by fire, storm or other like or unlike casualty, whether or not covered by insurance,

()made any increase in or commitment to increase or adopt any additional employee benefits, or

()entered into any transaction not in the ordinary course of business, except transactions (none of which are materially adverse, or could result in any material liability, to the Company) relating to foreclosure by the Company under its mortgage and security interests pertaining to Old Indiana Limited Liability Company (the "Old Indiana Foreclosure").

SECTION .Litigation; Compliance with Law.

()There is no material claim, action, suit, proceeding, arbitration, investigation, hearing or notice of hearing, pending or, to the knowledge of the Company or the Executive Shareholders, threatened, by or before any court or governmental or administrative agency or authority or private arbitration tribunal, by, against or involving the Company or its properties, assets, business or personnel, nor, to the knowledge of the Company or the Executive Shareholders, are there any facts that could give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, except with respect to the Old Indiana Foreclosure. Neither the Company nor any of its officers, directors or employees is a party to, or bound by, any material judgment, writ, injunction, order, award or decree (or agreement entered into in any governmental, judicial or arbitration proceeding) with respect to or affecting the properties, assets, business or personnel of the Company, except with respect to the Old Indiana Foreclosure. Neither the Company nor any of its officers, directors or employees has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any governmental agency or self-regulatory body from engaging in, or continuing any conduct or practice in connection with, the business of the Company.

()The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations, except for such permits, licenses and authorizations the failure of which to have or operate in compliance with would not have a material adverse effect on the Company. There is no existing law, rule, regulation or order, and the Company and the Executive Shareholders are not aware of any proposed law, rule, regulation or order, whether Federal, state or local, which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

()The Company is not in violation of, and, to the knowledge of the Company and the Executive Shareholders, there is no basis for any claim that the Company is in violation of, any federal, state, local or foreign law, ordinance, rule, regulation, order or decree currently in effect or, to the knowledge of the Company and the Executive Shareholders, proposed to be adopted, the violation of which would have a material adverse effect on the Company. The Company has not received notice from any governmental authority alleging noncompliance with, or any affirmative obligation to correct, either immediately or over a period of time, any state of facts under any law, ordinance, rule, regulation, order or decree, and, to the knowledge of the Company and the Executive Shareholders, there is no basis for the allegation of any such noncompliance.

SECTION .Proprietary Information of Third Parties. To the knowledge of the Company and the Executive Shareholders, no third party has claimed or has reason to claim that any person employed by the Company has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or nondisclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the knowledge of the Company or the Executive Shareholders, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

SECTION .Intellectual Properties.   The Company owns or
possesses adequate licenses or other valid rights to use, without the making of any payment to others (or the obligation to grant rights to others in exchange), all of the Intellectual Property used in the conduct of its businesses. The conduct of the business of the Company as currently being conducted or as presently proposed to be conducted does not and will not infringe, conflict with, misappropriate or otherwise misuse any rights to Intellectual Property of others. The validity of and title to the Intellectual Property owned by or licensed to the Company has not been questioned in any litigation to which the Company is a party, nor, to the knowledge of the Company and the Executive Shareholders, is any such litigation threatened. Neither the Company nor either Executive Shareholder knows of any unauthorized use, infringement, misappropriation or other misuse by others of any Intellectual Property owned by or licensed to the Company. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research, know-how, technical data, customer lists, franchisor data, underwriting procedures and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights and (g) all copies and tangible embodiments thereof (in whatever form or medium).

SECTION .Title to Properties. The Company has good, clear and marketable title to its properties and assets reflected on the December Balance Sheet or acquired by it since the date of the December Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of the December Balance Sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except for liens for current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company, and except for liens and encumbrances granted pursuant to the Bond Indenture or to third party lenders to the Company pursuant to financing arrangements disclosed in the Disclosure Schedule ("Financing Liens").

SECTION .Leasehold Interests. Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, duly authorized and entered into, without any default of the Company thereunder and, to the knowledge of the Company and the Executive Shareholders, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the knowledge of the Company or the Executive Shareholders, by any other party thereto. The Company's possession of such property has not been disturbed and, to the knowledge of the Company and the Executive Shareholders, no claim has been asserted against the Company adverse to its rights in such leasehold interests. The Company does not own any real property.

SECTION .Insurance.

()The Disclosure Schedule sets forth a list of all insurance policies and fidelity and surety bonds owned by the Company or naming the Company as an insured (except for insurance policies of lessees under Lease Agreements, which policies name the Company as an additional insured), covering the physical properties, assets, business and employees of the Company, and sets forth with respect to each such policy:
the annual premium, expiration date, name and address of agent, and a brief description of coverage. There are no disputes with underwriters under any such insurance policies, and all premiums due and payable thereunder have been paid. Except as set forth in the Disclosure Schedule: (i) there are no pending or threatened terminations, non-renewals or premium increases with respect to any such policies or bonds;
(ii) neither the Company nor the Executive Shareholders has knowledge of any conditions or circumstances that might result in such termination or increase; (iii) no insurance policies, other than workers compensation policies, are subject to any retrospective premium adjustment; (iv) all information supplied by the Company in applications for such policies is true and correct in all material respects, and the Company has complied with all reporting requirements under such policies; and (v) the physical properties, assets and business operations of the Company are in substantial compliance with all conditions contained in such policies or bonds.

()There are no material outstanding or unsatisfied requirements or recommendations by any insurance company that issued a policy with respect to any of the properties, assets, business or employees of the Company or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to, or requiring or recommending any equipment or facilities to be installed on or in connection with, the properties or assets of the Company or requiring or recommending any material change in the business operations of the Company.

SECTION .Taxes. The Company has filed all tax returns, Federal, state and local, required to be filed by it, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties, except to the extent any such taxes are being contested in good faith by the Company and are described in the Disclosure Schedule. The Company has established adequate reserves for all taxes accrued but not yet payable. The Federal income tax returns of the Company have never been audited by the Internal Revenue Service. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, county or local taxes is pending or, to the knowledge of the Company and the Executive Shareholders, threatened. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company. Neither the Company nor any of its present or former shareholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Company be taxed as an S corporation.

SECTION .Lease Agreements.

() Attached to the Disclosure Schedule are copies of the Company's standard forms (the "Standard Forms") of agreements for the lease of equipment by the Company in the ordinary course of its business ("Lease Agreements").
()Attached to the Disclosure Schedule is a copy of the Company's most recent Active Lease Report, which sets forth a true and accurate description of each Lease Agreement in effect as of the date thereof.

()The Company has good title to all Lease Agreements and equipment that is subject to any Lease Agreement (the "Leased Equipment"), in each case, free and clear of all mortgages, liens, encumbrances, security interests, adverse claims, contracts of sale, restrictions on use or transfer or other defects of title granted by the Company, except (i) security interests granted to the Company, (ii) the rights of lessees of Leased Equipment as set forth on the Standard Forms, (iii) artisans' or landlords' liens, (iv) defects in title that individually would not result in a loss and (v) Financing Liens.

()Each Lease Agreement and all instruments granted to the Company as security for the performance of any lessee or obligor under such Lease Agreement (i) were entered into in bona fide transactions for valuable consideration and (ii) to the knowledge of the Company and the Executive Shareholders, constitute the valid and binding obligations of each lessee or obligor thereunder, enforceable against each such party in accordance with their respective terms.

()Each Lease Agreement, together with its related documents retained together with such Lease Agreement in the records of the Company, constitutes the sole and entire agreement between the lessee or other obligor thereunder and the Company respecting the Leased Equipment subject to such Lease
Agreement.

()The Company has a valid and perfected first priority security interest in all Leased Equipment, and all filings that are necessary or prudent to perfect the Company's security or other interest in Leased Equipment, have been duly and timely made.
()There has not occurred any default by the Company under any Lease Agreement, or any event which, with the passage of time or at the election of the lessee or other obligor thereunder, would become a default by the Company thereunder.
()To the knowledge of the Company and the Executive Shareholders, there has not occurred any material default by any lessee or other obligor under any Lease Agreement. For purposes of this Section 2.15(h), a "material default" is a default which would cause the Company, consistent with prudent business practices, to consider declaring a default under the applicable Lease Agreement.

() Except as set forth in the Disclosure Schedule, the Company has not rewritten or amended any Lease Agreement following (or in contemplation of) any event which constituted a default or, with the passage of time or at the election of the Company, would have become a default by the lessee or other obligor thereunder.

() All payments under Lease Agreements, as shown on the records of the Company, were made on or about the dates indicated in such records and were made by the persons shown as indebted or obligated with respect to such Lease
Agreements.

()To the knowledge of the Company and the Executive Shareholders, there are no claims or defenses of any lessee or other obligor with respect to any Lease Agreement that is in monetary default, including set-offs, counterclaims, right of cancellation, lack of consideration, fraud, forgery or alteration.

()The Company is not a party to any Lease Agreement with any affiliate of the Company or of any director, officer, employee, agent or shareholder of the Company.

() No consent is required to be obtained by the Company from any lessee or other obligor with respect to any Lease
Agreement in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

()The Disclosure Schedule sets forth a list of each Lease Agreement where any amount required to be paid to the Company by the lessee or other obligor thereunder is past due, in accordance with the terms of such Lease Agreement, for a period of more than 30 days.

()The Company does not purchase equipment that is not, or does not become, at the time of such purchase, subject to a valid Lease Agreement.

The Company has made available to the Purchasers, prior to the date of this Agreement, true and complete copies of all Lease Agreements, and all amendments and exhibits thereto.

SECTION .Other Agreements. The Company is not a party to or otherwise bound by any written or oral:

()agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

()bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, agreement or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

()agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company, including, without limitation, any factoring agreement or agreement for the sale or assignment of Lease Agreements or accounts receivable;

()Lease Agreement, other than Lease Agreements entered into in the ordinary course of business on the Standard Forms
(without any material modification of such Standard Forms);

()assignment, license, royalty agreement or other agreement with respect to any Intellectual Property;

()agreement respecting the terms of employment of any manager, employee, director, officer, consultant or management company;

()agreement or commitment for the incurrence of any capital expenditures or the acquisition or construction of any fixed asset (excluding Leased Equipment) that requires payment of more than ten thousand dollars ($10,000) in any one case or twenty thousand dollars ($20,000) in the aggregate for all such expenditures;

()agreement or commitment for the purchase or provision of any products or services from or to any of its present or former affiliates;

()agreement or commitment with any sales agent or representative;

()contract or agreement limiting the freedom of the Company or any of its directors, officers, employees or agents to engage in or compete in any line of business or with any person or in any area or to use or disclose any information;

()agreement, statute or regulation giving any person the right to renegotiate or require a reduction in price or refund of any payments previously made;

()contract or agreement granting any person any right to purchase any rights, assets or property of the Company, other than this Agreement; or

()agreement or commitment with any manufacturer or distributor of equipment of the type leased by the Company in the ordinary course of its business.

The Company has delivered or made available to the Purchasers, prior to the date of this Agreement, true and complete copies of such contracts, agreements, commitments, indentures, leases, mortgages, arrangements and other instruments and all amendments and exhibits thereto (or, if they be oral, true and complete written summaries thereof) required to be set forth in the Disclosure Schedule pursuant to this Section 2.16 (collectively, the "Commitments"). Each of the Commitments is valid, in full force and effect and enforceable in accordance with its terms, and the Company has, in all material respects, fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its obligations thereunder. There has not occurred any default by the Company, or any event which, with the passage of time or at the election of any person other than the Company, would become a default under any of the Commitments, nor has there occurred, to the knowledge of the Company or the Executive Shareholders, any default by others or any event which, with the passage of time or at the election of the Company, would become a default under any of the Commitments. Neither the Company nor any other party is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of the Commitments, and no waiver or indulgence has been granted by any of the parties thereto.

SECTION .Assumptions, Guaranties, Etc. of Indebtedness of other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

SECTION .Disclosure. Neither this Agreement, the Disclosure Schedule, any Company Ancillary Document, any Executive Shareholder Ancillary Document, nor the financial projections and business plan included in the Disclosure Schedule (such financial projections and business plan collectively, the "Business Plan"), contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed to the Purchasers and of which the Company or either Executive Shareholder is aware which materially and adversely affects or could reasonably be expected to materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company. The financial projections and other estimates contained in the Business Plan were prepared by the Company based on the Company's experience in the industry and on assumptions of fact and opinions as to future events which the Company and the Executive Shareholders, at the date of the issuance of the Business Plan, believed to be reasonable. As of the date hereof no facts have come to the attention of the Company or either Executive Shareholder which would, in its or his opinion, require the Company to revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

SECTION .SEC Documents. The Company has filed all documents required to be filed by it with the SEC. As of their respective dates, all documents filed by the Company with the SEC (the "Company SEC Documents") complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved and fairly present the financial position of the Company as at the respective dates thereof and the results of operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
SECTION .Brokers.  Except for the fee payable pursuant to
Section 9.01(b) and a fee of $150,000 payable to Deloitte & Touche, LLP (of which $100,000 is payable at the Closing and $50,000 will be payable on the Purchase Date (as defined in Section 8.01), if any), the Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

SECTION .Transactions with Affiliates. Except for employment arrangements currently in effect between the Company and its officers and employees with respect to their employment by the Company in such capacities, no director, officer, employee or shareholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding equity thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

SECTION .Related Entities. The Disclosure Schedule sets forth a list of all persons, other than the Company, (a) which are, directly or indirectly, controlled by either of the Executive Shareholders or (b) of which either Executive
Shareholder (or both Executive Shareholders together), directly or indirectly, is the holder of at least 5% of the outstanding equity interests (a "Related Entity").

SECTION .Employees. No officer or key employee of the Company has advised the Company (orally or in writing) that he or she intends to terminate employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company is not a party to any collective bargaining agreement or contract with, or commitment to, any labor union or association. The Company has not experienced any material work stoppage, and there is no work stoppage or other concerted action, grievance, claim of unfair labor practices or dispute existing or threatened against the Company. There is no disputed request for representation or other representation questions existing or threatened, and no union organization effort is underway, respecting the employees of the Company.
SECTION .U.S. Real Property Holding Corporation. The Company is not now and has never been a "United States real property holding corporation", as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under
Section 1.897-2(h) of such Regulations.

SECTION .Environmental Protection. The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise. The Company, the operation of its business, and any real property that the Company leases or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the Company is not aware of any basis therefor. The Company has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such permits, licenses and approvals. The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to the knowledge of the Company and the Executive Shareholders, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.; and the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

SECTION .ERISA. Neither the Company nor any entity required to be aggregated with the Company under Sections 414(b), (c),
(m) or (n) of the Code sponsors, maintains, has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. For purposes of this Agreement, "Benefit Plan" shall mean any plan, fund, program, policy, arrangement or contract, whether formal or informal, which is in the nature of an employee pension benefit plan (as defined in Section 3(2) of ERISA), an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or a bonus, deferred compensation, severance, salary continuation, incentive, insurance or fringe benefit plan, program or arrangement or any similar plan, program or arrangement.
With respect to each Benefit Plan listed in the Disclosure Schedule, to the extent applicable:()each such Benefit Plan has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions of ERISA, the Code and all regulations, rulings and other authority issued thereunder;()all contributions required by law to have been made under each such Benefit Plan (without regard to any waivers granted under Section 412 of the Code) to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;()there has not been any failure to make any contributions or to pay any amounts in accordance with the terms of the Benefit Plans, ERISA or any other law applicable to the Benefit Plans, and all contributions and payments with respect to Benefit Plans with respect to periods prior to December 31, 1996 have been made or appropriately accrued on the December Balance Sheet;()each such Benefit Plan intended to qualify under
Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect the tax qualified status of any such Benefit Plan;()the actuarial present value of all accrued benefits under each such Benefit Plan subject to Title IV of ERISA did not, as of the latest valuation date of such Benefit Plan, exceed the then current value of the assets of such Benefit Plan allocable to such accrued benefits, all as based upon the actuarial assumptions and methods currently used for such Benefit Plan;()none of such Benefit Plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment; and()neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001 of ERISA has, or at any time has had, any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA or any plan subject to
Section 4063 or 4064 of ERISA.

SECTION .Illegal Payments. There is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official. Neither the Company nor any of its former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company or its business activities, any (a) bribes or kickbacks, (b) illegal political contributions, (c) payments from corporate funds not recorded on the books and records of the Company, (d) payments from corporate funds that were falsely recorded on the books and records of the Company, (e) payments from corporate funds to governmental officials in their individuals capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions or (f) illegal payments from corporate funds to obtain or retain business.

SECTION .Interest in Competitors, Etc. Neither Executive Shareholder, directly or indirectly, owns any interest in, controls or is an employee, officer, director or agent of, or consultant to, any person that is a competitor, supplier, customer, landlord or tenant of, or otherwise concerned with or interested in the Company.

SECTION .Books and Records. The books, records and accounts of the Company (a) are true and complete, (b) have been maintained in accordance with good business practices and in compliance with all laws, ordinances, rules, regulations, orders and decrees applicable to the Company's business, (c) accurately present and reflect material transactions to which the Company is or has been a party and (d) are accurately reflected in the Financial Information. The minute books of the Company, as previously made available to the Purchasers and their counsel, contain accurate records of all official meetings, and accurately reflect all other corporate proceedings, of the shareholders and the directors of the Company.

SECTION .Federal Reserve Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the sale of the Preferred Shares or the Notes will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

SECTION .Limitation Regarding Executive Shareholders. The representations and warranties in this Agreement and in any Schedules or Exhibits hereto, to the extent given or made by the Executive Shareholders, are given or made, in each instance and whether or not so expressed in such representations and warranties, on the basis of such Executive Shareholder's actual or presumed knowledge. An Executive Shareholder shall be deemed to have presumed knowledge of any facts and circumstances as to which he would have had actual knowledge if he had exercised reasonable care in the performance of his duties on behalf of the Company.

ARTICLE .

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser severally, but not jointly, represents and warrants to the Company as follows:

SECTION .Authorization of Agreements, Etc. The execution and delivery by such Purchaser of this Agreement and each Purchaser Ancillary Document to be delivered by such Purchaser and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite action of such Purchaser and will not violate any provision of law, any order of any court or other agency of government, the governing documents of such Purchaser or any provision of any indenture, agreement or other instrument to which such Purchaser is bound.

SECTION .Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. Each Purchaser Ancillary Document to which such Purchaser is a party, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

SECTION .Investment Representations. Such Purchaser (a) is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act and was not organized for the specific purpose of acquiring the Preferred Shares or the Notes and is domiciled in the state indicated by the address of such Purchaser as set forth on Schedule I; (b) is acquiring the Preferred Shares and the Notes being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (c) understands that (i) the Preferred Shares, the Conversion Shares and the Notes have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Preferred Shares, the Conversion Shares and the Notes must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Preferred Shares, the Conversion Shares and the Notes will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect; (d) will, if such Purchaser sells any Conversion Shares pursuant to Rule 144A promulgated under the Securities Act, take all necessary steps in order to perfect the exemption from registration provided thereby, including (i) obtaining on behalf of the Company information to enable the Company to establish a reasonable belief that the purchaser is a qualified institutional buyer and (ii) advising such purchaser that Rule 144A is being relied upon with respect to such resale; (e) has total assets in excess of $5,000,000; and (f) has received and reviewed such documents and information concerning the Company and has had the opportunity to conduct such discussions with management of the Company as such Purchaser deems necessary in connection with the purchase of the Preferred Shares and Notes by such Purchaser. Nothing in the foregoing shall be deemed to modify or limit any representation or warranty made by the Company or the Executive Shareholders in this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document, or to modify or limit the liability of the Company and the Executive Shareholders for the inaccuracy of any such representation or warranty. Without limiting the representations and warranties set forth in Section 2.18, each Purchaser acknowledges that any projections contained in the Business Plan reflect only the Company's management's expectations regarding future events and that such projections are not guarantees of future results.


ARTICLE .

PRE-CLOSING COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with the Purchasers that, between the date of this Agreement and the earlier of the Closing or the date of termination of this Agreement:

SECTION .Access to Information. The Company shall: (a) allow the Purchasers and their counsel, accountants, consultants and other representatives reasonable access during normal business hours to all properties, personnel, books, accounts, tax returns, contracts, commitments and records of the Company; (b) provide the Purchasers with reasonable access to all material customers of and suppliers to the Company; (c) assure the full assistance and cooperation of the directors, officers and employees of, and accountants, legal counsel and other advisors to, the Company; and (d) furnish to the Purchasers and their counsel, accountants, consultants and other representatives all such additional documents and financial and other information with respect to the business and affairs of the Company as the Purchasers or their representatives may from time to time request. The Company and the Executive Shareholders hereby agree that no investigation by the Purchasers or their counsel, accountants, consultants or other representatives shall affect or limit the scope of the representations and warranties of the Company or the Executive Shareholders made in this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document.

SECTION .Conduct of Business. The Company shall: (a) operate its business only in the usual, regular and ordinary manner, consistent with past practices and, to the extent consistent with such operation, use its best efforts to (i) preserve its present business organization intact, (ii) keep available the services of its present officers, employees and agents, (iii) continue its normal marketing, advertising and promotional expenditures and (iv) preserve its present beneficial business relationships with customers, suppliers and others having business dealings with it; (b) maintain its books, records and accounts in the usual, regular and ordinary manner and on a basis consistent with prior years;
(c) duly comply with all applicable laws; and (d) perform all of its obligations under contracts with respect to its assets, properties and business without default.

SECTION .Negative Covenants. Except as otherwise provided or contemplated herein, or as the Purchasers may otherwise consent in writing, neither the Company nor either Executive Shareholder shall: (a) enter into any transaction or take any action that would or is reasonably likely to result in any of the representations and warranties made by the Company or the Executive Shareholders in this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document not being true and correct (i) after such transaction has been entered into or consummated or such action has been taken or (ii) as of the Closing, except for transactions or actions contemplated by this Agreement or other actions (none of which shall be materially adverse to the Company) resulting from the operation of the Company's business in the ordinary course; (b) perform any act which, if performed, or not perform any act which, if omitted to be performed, would prevent or excuse the performance of its or his obligations under this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document; or
(c) publicize, advertise or, except as may be required by law or upon advice of counsel, announce or permit any of its directors, officers, employees or agents to publicize, advertise or announce publicly the entering into of this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document or the terms of this Agreement or the transactions contemplated hereby.

SECTION .Additional Financial Information. The Company shall deliver to the Purchasers, as soon as practicable, copies of all financial information prepared with respect to the Company or its business for internal reporting purposes, and all such financial information shall be prepared on a basis consistent with prior periods except as specifically set forth therein.

SECTION .Consents. The Company shall use its best efforts to obtain all consents required to be set forth in the Disclosure Schedule pursuant to Section 2.04.

SECTION .Consummation of Transactions. The Company and the Executive Shareholders shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Agreement as soon as practicable.

ARTICLE .

CONDITIONS

SECTION .Conditions to Purchaser's Obligations. The obligation of each Purchaser to purchase and pay for the Preferred Shares and the Closing Notes is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived at the option of such Purchaser.

()Representations and Warranties to be True and Correct. The representations and warranties contained in Article II, any Company Ancillary Document and any Executive Shareholder Ancillary Document shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement or other changes (none of which shall be materially adverse to the Company) resulting from the operation of the Company's business in the ordinary course.

()Performance.   The Company and the Executive Shareholders
shall have performed, in all material respects, all obligations and agreements and complied with all covenants to be performed or complied with by them on or before the Closing Date pursuant to this Agreement, any Company
Ancillary Document or any Executive Shareholder Ancillary
Document.

()Closing Certificates.   The Purchasers shall have received
certificates of each of the Executive Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers and their counsel (i) certifying that the conditions set forth in Section 5.01(a) and 5.01(b) have been satisfied and (ii) certifying that resolutions approving this Agreement and each Company Ancillary Document and the transactions contemplated hereby and thereby have been duly adopted by the Board of Directors of the Company.

()Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Altheimer & Gray, counsel to the Purchasers, and such counsel shall have been furnished with such other instruments and documents as they shall have reasonably requested.

()Opinion of Company's Counsel. The Purchasers shall have received from Baker & Daniels, counsel for the Company and the Executive Shareholders, an opinion dated the Closing
Date, with respect to the matters set forth on Exhibit C.

()Review of Business and Legal Matters. The Purchasers and their accountants and counsel shall have completed a review of business, accounting and legal matters with respect to the Company, and nothing shall have come to the attention of the Purchasers or their counsel or accountants that causes the Purchasers to conclude that (i) the Financial Information does not present fairly the financial position and results of operations of the Company as of their respective dates, (ii) all material customer or supplier relationships of the Company as of December 31, 1996 or arising since December 31, 1996, will not be available to the Company on substantially the same terms following the Closing or (iii) there is any material breach or inaccuracy in the representations and warranties of the Company or the Executive Shareholders set forth in this Agreement, any Company Ancillary Document or any Executive Shareholder Ancillary Document.

()No Material Adverse Change. Since December 31, 1996, there shall not have occurred and be continuing, and no event shall have occurred which (in the judgment of the Purchasers) can be reasonably expected to result in, any material adverse change in the properties, business, condition (financial or otherwise), operations or prospects of the Company.

()Voting Agreement.  The Company and the Executive
Shareholders shall have executed and delivered a Voting
Agreement in the form of Exhibit D (the "Voting Agreement").

()Registration Rights Agreement. The Company shall have executed and delivered a Registration Rights Agreement in the form of Exhibit E (the "Registration Rights Agreement").

()Key Person Life Insurance. The Company shall have applied for policies of "key person" life insurance on the lives of each of the Executive Shareholders, with terms as set forth in Section 6.05; each Executive Shareholder shall have complied with all requirements requested by the respective insurers under such policies; and neither the Company nor either Executive Shareholder shall have any reason to believe that such policies will not be issued promptly after the Closing Date.

() Series B Shareholders. Each of the Series B Holders shall have executed a binding Series B Redemption Agreement with the Company.

() Other Approvals. All consents, authorizations and approvals, waivers or exemptions, and filings and registrations, required to be obtained from or made with any person in connection with the execution, delivery and performance by the Company or the Executive Shareholders of this Agreement, the Company Ancillary Documents and the Executive Shareholder Ancillary Documents and the consummation by the Company and the Executive Shareholders of the transactions contemplated hereby and thereby shall have been obtained or made, including all such consents, authorizations and approvals required to be set forth in the Disclosure Schedule pursuant to Section 2.04, and all required filings shall have become effective.

()Fees.  The Company shall have paid in accordance with
Section 9.01(a) the fees and expenses of the Purchasers invoiced at the Closing; provided, however, that such fees and expenses may be paid by the Company out of the proceeds to the Company of the sale of the Preferred Shares and the Notes.

SECTION .Conditions to Obligations of the Company and the Executive Shareholders. The obligations of the Company and the Executive Shareholders to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived at the option of the Company or such Executive Shareholder.

()Representations and Warranties to be True and Correct. The representations and warranties contained in Article III and any Purchaser Ancillary Document shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

()Performance. The Purchasers shall have performed, in all material respects, all obligations and agreements and complied with all covenants to be performed or complied with by them on or before the Closing Date pursuant to this Agreement or any Purchaser Ancillary Document.

()Closing Certificates.   The Company shall have received
certificates of each of the Purchasers, dated the Closing
Date, in form and substance reasonably satisfactory to the Company and its counsel certifying that the conditions set forth in Section 5.02(a) and 5.02(b) have been satisfied.

()Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Baker & Daniels, counsel to the Company and the Executive Shareholders, and such counsel shall have been furnished with such other instruments and documents as they shall have reasonably requested.

()Voting Agreement. The Purchasers shall have executed and delivered the Voting Agreement.

() Series B Shareholders. Each of the Series B Holders shall have executed a binding Series B Redemption Agreement with the Company.

()Executive Share Agreement. The Purchasers shall have executed and delivered an Executive Share Agreement in the form of Exhibit F.


ARTICLE .

COVENANTS OF THE COMPANY

The Company covenants and agrees with each of the Purchasers that:

SECTION .Financial Statements, Reports, Etc. The Company shall furnish to each holder of Preferred Shares or Notes as reflected in the books and records of the
Company:

()within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

()within 30 days after the end of each calendar month in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of income, shareholders' equity and cash flows, prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, shareholders' equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

()at the time of delivery of each annual financial statement pursuant to Section 6.01(a), a certificate executed by the Chief Financial Officer of the Company stating that such officer has caused this Agreement, the Series C Convertible Preferred Stock and the Notes to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement, the Series C Convertible Preferred Stock or the Notes or, if such officer has such knowledge, specifying such default and the nature thereof;

()at the time of delivery of each monthly financial statement pursuant to Section 6.01(b), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;
()no later than 30 days prior to the start of each fiscal year of the Company, consolidated capital and operating expense budgets of the Company and consolidated cash flow and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

()promptly following receipt by the Company, each audit response letter, accountant's management letter and other written reports submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

()immediately upon its knowledge thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries of the type described in Section 2.08(a) and notice of any other event or occurrence that could materially adversely affect the Company or any of its subsidiaries;

()promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its shareholders or directors or files with the SEC;

()copies of all notices, reports, minutes and consents to or of the Board of Directors of the Company or any committee thereof at the time and in the manner as they are provided to the Board of Directors or any committee, but in no event later than seven days prior to any scheduled meeting of the Board of Directors or such committee; and

()promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such holder reasonably may request.

SECTION .Right of Participation. The Company shall, prior to any proposed issuance by the Company of any of its equity securities (or securities that are convertible, exercisable or exchangeable into or for (whether directly or indirectly) equity securities of the Company), offer to each Purchaser by written notice the right, for a period of 30 days, to purchase for cash (at a purchase price equal to the price or other consideration for which such securities are to be issued) a number of such securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) equity securities of the Company of all such securities that are so convertible, exercisable or exchangeable), such Purchaser will continue to maintain its same proportionate equity ownership in the Company as of the date of such notice (treating each Purchaser, for the purpose of such computation, as the holder of the number of shares of Common Stock held by such Purchaser on the date such offer is made and the number of shares of Common Stock which would be issuable to such Purchaser upon conversion, exercise and exchange of all securities (including but not limited to the Preferred Shares) held by such Purchaser on the date such offer is made that are convertible, exercisable or exchangeable into or for (whether directly or indirectly) equity securities of the Company, and assuming the like conversion, exercise and exchange of all such other securities held by other persons); provided, however, that the participation rights of the Purchasers pursuant to this
Section 6.02 shall not apply to securities issued (a) upon conversion of any of the Preferred Shares, (b) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (c) solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity, (d) pursuant to a firm commitment public offering or (e) pursuant to the exercise of options to purchase Common Stock granted to directors, officers, employees or consultants of the Company pursuant to a stock option plan approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock. The Company's written notice to the Purchasers shall describe the securities proposed to be issued by the Company and specify the number, price and any other terms of the offer. Each Purchaser may accept the Company's offer as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid 30 day period, in which event the Company shall promptly sell and such Purchaser shall buy, upon the terms specified, the number of securities agreed to be purchased by such Purchaser. The Company shall be free at any time prior to 90 days after the date of its notice of offer to the Purchasers, to offer and sell to any third party or parties the remainder of such securities proposed to be issued by the Company, at a price and on terms no less favorable to the Company than those specified in such notice of offer to the Purchasers. The Company shall not sell such securities as shall not have been purchased within such 90-day period without again complying with this Section 6.02.

SECTION .Corporate Existence. The Company shall maintain its corporate existence, rights and franchises in full force and effect, except to the extent the Company determines that the preservation of any such right or franchise is no longer desirable in the conduct of the Company's business, and subject to the Company's right to engage in a merger or similar transaction otherwise approved in accordance with this Agreement and all applicable legal requirements.

SECTION .Properties, Business, Insurance. The Company shall maintain and cause each of its subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

SECTION ."Key Person" Insurance. As promptly as practicable after the Closing Date, the Company shall purchase, and thereafter the Company shall maintain in effect, "key person" life insurance policies, payable to the Company, on the lives of each of the Executive Shareholders (so long as they remain employees of the Company), in the amounts of $4,500,000 for McCoy and $2,000,000 for Wildman. The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy. If requested by Purchasers holding at least a majority of the outstanding Preferred Shares, the Company will add one designee of such Purchasers as a notice party for each such policy (if permitted) and shall request that the issuer of each policy provide such designee with ten days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

SECTION .Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries to permit each Purchaser and its designees to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom and discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Purchaser and such designees such affairs, finances and accounts), all at reasonable times and upon reasonable notice and upon the execution by any such Purchaser (or its designee) of any appropriate confidentiality agreement reasonably requested by the Company; provided, however, that nothing herein shall require the Company to violate the terms of any confidentiality or similar agreement to which it is a party and which has been approved by the Board of Directors of the Company.

SECTION .Restrictive Agreements Prohibited.  Neither the
Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company's performance of its obligations under this Agreement, any Company Ancillary Document or the Charter.

SECTION .Transactions with Affiliates. Except as otherwise approved by the Board of Directors of the Company and the holders of two-thirds of the Preferred Shares then outstanding, neither the Company nor any of its subsidiaries shall knowingly enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding shares of any class or series of capital stock of the Company or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding equity thereof, except for transactions on customary terms related to such person's employment.

SECTION .Use of Proceeds. The Company shall use the proceeds of the Senior Financing (as defined in Section 8.02(e)) in accordance with the terms thereof, and shall use the proceeds from the sale of the Preferred Shares and the Notes solely for the financing of restaurant equipment leases in accordance with the Business Plan, for the redemption of the outstanding shares of Series B Preferred Stock and the related warrants, for payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement and for working capital.

SECTION .Board of Directors Meetings. The Company shall use its best efforts to ensure that meetings of its Board of Directors are held at least once during any period of six consecutive weeks unless otherwise approved by the Board of Directors of the Company.

SECTION .By-laws. The Company shall at all times cause its By-laws to provide that (a) any director shall have the right to call a meeting of the Board of Directors, any two directors shall have the right to call a meeting of the shareholders and any holder or holders of at least 25% of the outstanding shares of Series C Convertible Preferred Stock shall have the right to call a meeting of the shareholders and (b) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Voting Agreement. Beginning as promptly as practicable following the Closing Date, the Company shall at all times maintain provisions in its By-laws or Charter indemnifying all directors against liability and absolving all directors from liability to the Company and its shareholders to the maximum extent permitted under the laws of the State of Indiana.

SECTION .Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

SECTION .Keeping of Records and Books of Account.  The
Company shall keep, and cause each subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

SECTION .Change in Business or Plan. Without the consent of the holders of two- thirds of the Preferred Shares then outstanding, the Company shall not make, or permit any subsidiary to make, any material change in the nature of its business as set forth in the Business Plan.

SECTION .Disposal of Property. Without the consent of the holders of two-thirds of the Preferred Shares then outstanding, the Company shall not, and shall not permit any subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its property, assets and rights, other than in the ordinary course of business consistent with the Business Plan.

SECTION .Payment of Obligations. The Company shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings, (b) reserves in conformity with generally accepted accounting principles with respect thereto have been provided on the books of the Company or its subsidiaries, as the case may be, or (c) the Company shall have posted any bond or other security required by applicable law against the payment thereof.

SECTION .Dividends and Similar Transactions.    Without the
consent of the holders of two-thirds of the Preferred Shares then outstanding, the Company will not declare or pay any dividends or make any other payments on its capital stock, redeem, repurchase or retire any of its capital stock, issue any equity security ranking, as to payment upon liquidation, senior to or on a parity with the Preferred Shares or having any right to vote (other than as required by law) (a "Senior Security"), grant or issue any warrant, right or option pertaining to, or other security convertible into, any Senior Security, or make any distribution to its shareholders, except (a) the payment of dividends or other distributions on shares of Common Stock solely in the form of additional shares of Common Stock, (b) the issuance of Conversion Shares upon the conversion of Preferred Shares, (c) the redemption of Preferred Shares in accordance with the terms of the Preferred Shares, (d) the issuance of shares of Common Stock pursuant to a stock option plan approved by the affirmative vote of the holders of a majority of the outstanding Preferred Shares, (e) the payment or regular quarterly dividends on shares of Series A Preferred Stock in accordance with the terms of the Charter as in effect on the date of this Agreement, (f) the redemption of the Series B Preferred Stock and the related warrants in accordance with the Series B Redemption Agreements, (g) the acquisition of any assets or businesses for consideration consisting in whole or in part of capital stock of the Company, on terms approved by the Board of Directors of the Company, and (h) a public offering of capital stock of the Company pursuant to demand rights as provided in the Registration Rights Agreement or with the approval of the Board of Directors of the Company.

SECTION .Rule 144A Information. The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, provide in writing, upon the written request of any Purchaser or a prospective buyer of Preferred Shares or Conversion Shares from any Purchaser, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the SEC under the Securities Act ("Rule 144A Information"). Upon the written request of any Purchaser, the Company shall cooperate with and assist such Purchaser or any member of the National Association of Securities Dealers, Inc. PORTAL system in applying to designate and thereafter maintain the eligibility of the Preferred Shares or Conversion Shares, as the case may be, for trading through PORTAL (if such shares otherwise qualify for trading through PORTAL). The Company's obligations under this Section 6.18 shall at all times be contingent upon the relevant Purchaser's obtaining from the prospective buyer of Preferred Shares or Conversion Shares a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such buyer in evaluating the purchase of any Preferred Shares or Conversion Shares. The covenants set forth in this Sections 6.18 shall terminate and be of no further force or effect as to each of the Purchasers when such Purchaser no longer holds any shares of capital stock of the Company.

SECTION .Salary and Bonus Plan. The Company shall, as promptly as practicable after the Closing Date, establish salaries and a cash bonus plan consistent with the terms of
Item 18(c) of that certain Term Sheet dated January 14, 1997 with respect to the transactions contemplated by this Agreement.

SECTION .Termination of Covenants. The covenants set forth in this Article VI (other than those contained in Section 6.07) shall terminate and be of no further force and effect as to any Purchaser at such time as such Purchaser no longer holds any shares of capital stock of the Company or any Notes or the earlier completion of a firm commitment underwritten public offering of the Company's equity securities.

ARTICLE .

COVENANTS OF THE EXECUTIVE SHAREHOLDERS

SECTION .Transfers of Shares. Without the consent of the holders of two-thirds of the Preferred Shares then outstanding, neither of the Executive Shareholders shall transfer, sell, assign, pledge, encumber or otherwise dispose of ("Transfer") any interest in any securities of the Company held by such Executive Shareholder at any time that any Notes or Preferred Shares are outstanding, except that an Executive Shareholder may Transfer securities of the Company: (a) to any member of such Executive Shareholder's Family Group solely for estate planning purposes, provided that in the aggregate such Transfers are limited to no more than 50% of the shares of Common Stock held by such Executive Shareholder on the date of this Agreement, (b) to the personal representative of such Executive Shareholder or a Permitted Transferee (as defined below) who is deceased or adjudicated incompetent or (c) upon termination of a trust or custodianship which is a Permitted Transferee, by the trustee of such trust or custodian of such custodianship to the person or persons who, in accordance with the provisions of such trust or custodianship, are entitled to receive the securities held in trust or custody (collectively, the "Permitted Transferees"); provided that (i) the restrictions contained in this Section 7.01 shall continue to be applicable to the securities after any such Transfer and (ii) the Permitted Transferees of such securities shall have agreed in writing to be bound by all of the provisions of this Section 7.01. "Family Group" means the spouse and descendants (whether natural or adopted) of an Executive Shareholder (collectively, "Relatives"), any custodian of a custodianship for and on behalf of a Relative who is a minor and any trustee of a trust solely for the benefit of one or more of the foregoing. Upon termination of any Executive Shareholder's employment with the Company (for any reason) and the expiration of any period during which such Executive Shareholder is restricted from competing with the Company pursuant to section 7.02, such Executive Shareholder shall no longer be subject to the restrictions contained in this
Section 7.01.

SECTION .Certain Restrictive Covenants.

()Each of the Executive Shareholders acknowledges and agrees that (i) through his continuing services to the Company and its subsidiaries, he will learn valuable trade secrets and other proprietary information relating to their respective businesses, (ii) his services to the Company are unique in nature, (iii) the Company and its subsidiaries would be irreparably damaged if such Executive Shareholder were to provide services to any person in violation of the restrictions contained in this Agreement and (iv) the Purchasers would not have entered into this Agreement or agreed to consummate the transactions contemplated hereby but for the agreements of the Executive Shareholders contained in this Section 7.02. Accordingly, as an inducement to the Purchasers to enter into this Agreement, each Executive Shareholder agrees that at all times during which he is employed by the Company or any of its subsidiaries and continuing for an additional period of 24 months following the date of termination of such employment (the period of such Executive Shareholder's employment with the Company and such additional period being referred to herein collectively as the "Restricted Period"), he shall not:

()engage or participate in, as an employee, owner, partner, shareholder, officer, director, member, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his name to be used by or render services of any type for, any Competing Business; provided, however, that nothing in this Agreement shall prevent an Executive Shareholder from acquiring or owning, as a passive investment, up to 1% of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded in any recognized national securities market;
()take any action which could reasonably be expected to divert from the Company or any subsidiary any opportunity which would be within the scope of the Company's or such subsidiary's business;

()solicit or attempt to solicit any person who is or has been
(x) a customer of the Company or any subsidiary at any time on or prior to the date of termination of the Executive Shareholder's employment to purchase any product or service which may be provided by a Competing Business or (y) a customer, supplier or other business relation of the Company or any subsidiary conducting business with the Company or such Subsidiary at any time on or prior to the date of termination of the Executive Shareholder's employment to cease doing business with the Company or any such subsidiary; or

()solicit any officers, employees, representatives or agents of the Company or any subsidiary to terminate their association with the Company or any subsidiary. As used herein, a "Competing Business" shall mean a business which is, in whole or in part, directly or indirectly, engaged, anywhere in the United States, in the business of leasing restaurant equipment.

()Each Executive Shareholder recognizes that he will generate and be exposed to Confidential Information. Accordingly, as an inducement for the Company and the Purchasers to enter into this Agreement, each Executive Shareholder agrees that during the Restricted Period, such Executive Shareholder and each of his affiliates shall hold in strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person, except the Company and its subsidiaries, any Confidential Information, provided that with respect to Confidential Information that is protectable as a trade secret under applicable law, each Executive Shareholder agrees that the foregoing restriction shall apply for the longest period permitted by such applicable law. Notwithstanding the foregoing, it shall not be deemed a breach of this Agreement in the event that an Executive Shareholder discloses or uses Confidential Information (1) in connection with the performance of his duties in the course of his employment with the Company or any subsidiary, if such disclosure is made by such Executive Shareholder reasonably and in good faith, or (2) in accordance with the reasonable advice of counsel, as required by law, provided that such Executive Shareholder gives notice to the Company or any subsidiary of such required disclosure as far in advance as practical. "Confidential Information" shall mean all information, and all documents and other tangible items which record information, relating to the businesses conducted by the Company or any subsidiary, whether or not protectable as a trade secret under applicable law, and which has been or is from time to time known or disclosed to an Executive Shareholder, including, without limitation, the following especially sensitive types of information: (i) future expansion plans, marketing plans, advertising programs and strategies; (ii) training manuals, pricing models, lessee or franchisor data or information, research in progress, and the like; (iii) the identity, purchase and payment patterns of, and special relations with customers; (iv) the identity, net prices and credit terms of, and special relations with suppliers; (v) sales and other financial information; and (vi) proprietary software and business records. Information shall not be deemed to be "Confidential Information" which is or becomes generally known to the industry or the public other than (x) as a result of an Executive Shareholder's breach of this Agreement or (y) as a result of a breach by any other person of a legal, contractual or fiduciary obligation not to disclose such information, where an Executive Shareholder has reason to know such a breach has occurred.

()Each Executive Shareholder and each of their respective affiliates shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information.

()Each Executive Shareholder acknowledges that in his capacity as an executive of the Company or any of its subsidiaries he may be involved in the development of trade secrets, Confidential Information and other intellectual property relating to the business of the Company or its subsidiaries. Each Executive Shareholder acknowledges that all such intellectual property conceived, made, authored or developed during such Executive Shareholder's employment with the Company or any subsidiary is the exclusive property of the Company or such subsidiary. Each Executive Shareholder hereby waives any rights he may have in or to such intellectual property, and hereby assigns to the Company or such subsidiary, as the case may be, all right, title and interest in and to such intellectual property. At the Company's request and at no expense to the Executive Shareholder, each Executive Shareholder shall execute and deliver all such papers, including, without limitation, any assignment documents, and shall provide such cooperation as may be necessary or reasonably desirable, or as the Company may reasonably request, in order to enable the Company or any subsidiary to secure and exercise its rights to such intellectual property.

()Each Executive Shareholder agrees that any violation by him of this Section 7.02 would be highly injurious to the Company and would cause irreparable harm to the Company and its subsidiaries. By reason of the foregoing, each Executive Shareholder consents and agrees that if he violates any provision of this Section 7.02, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any continuing violation of, the provisions of this Section 7.02. Each Executive Shareholder acknowledges that the limitations set forth in this Section 7.02 are reasonable and are properly
required for the protection of the Company.   Each Executive
Shareholder acknowledges that this Section 7.02 shall survive termination of such Executive Shareholder's employment and shall be tolled during the period of any breach.

(f)The Company agrees that if an Executive Shareholder's employment is terminated either (i) by the Company without Cause or (ii) in the case of McCoy, by McCoy following and arising out of a breach by the Company of any of its obligations under the Employment Agreement dated December 15, 1994 between the Company and McCoy (the "Employment Agreement"), which breach is not cured within 30 days after notice thereof by McCoy to the Company, the Company will pay to such Executive Shareholder an amount equal to (i) such Executive Shareholder's base salary for the Company's most recent fiscal year ended prior to the date of such termination less (ii) any severance or similar payment payable by the Company or any of its subsidiaries to such Executive Shareholder pursuant to any agreement entered into with such Executive Shareholder after the date of this Agreement (such amount shall be paid ratably when and as such base salary would have been required to be paid or in accordance with the Company's past practices) . As used herein, "Cause" with respect to an Executive Shareholder shall mean any of the following: (i) the conviction, admission or plea of no contest by such Executive Shareholder with respect to any crime, whether or not involving the Company, which constitutes a felony in the jurisdiction involved; (ii) the embezzlement or misappropriation of property of the Company or any of its subsidiaries or affiliates, or any other act involving fraud with respect to the Company or any of its subsidiaries or affiliates; (iii) any substance abuse by such Executive Shareholder that interferes with such Executive Shareholder's ability to discharge his duties to the Company; (iv) a breach by such Executive Shareholder of any of the provisions of this
Section 7.02; or (v) the failure by such Executive Shareholder (following reasonable notice and an opportunity to cure) to perform such duties as may be delegated to him by the Board of Directors.

SECTION .Devotion of Time. At all times during which an Executive Shareholder is employed by the Company, (a) such Executive Shareholder shall faithfully and diligently perform such services and assume such duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company and (b) each Executive Shareholder will devote his full business time and attention to the business and affairs of the Company and the performance of his duties to the Company (other than (i) immaterial amounts of time devoted to charitable and, in the case of McCoy, sports officiating activities, (ii) service on the boards of directors (or equivalent governing bodies) of other entities with the approval of the Board of Directors of the Company, which approval will not be unreasonably withheld if such entities do not compete with the Company and if such Executive Shareholder does not own any material equity interest therein, and (iii) in the case of McCoy, service as an official at sporting events which would require more than an immaterial amount of time, if approved by the Board of Directors of the Company.

SECTION .Related Entities. Each Executive Shareholder shall immediately notify the Purchasers upon acquiring control of, or an interest in, a Related Entity.

ARTICLE .

PURCHASES OF ADDITIONAL NOTES

SECTION .Purchase Request. At any time during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Company may request that the Purchasers purchase all of the Additional Notes by delivery of a written notice to each of the Purchasers (a "Purchase Request") setting forth (a) the date, which shall be not less than ten business days following the date of such Purchase Request, on which the closing of the purchase of the Additional Notes is requested to be held (the "Purchase Date"), and (b) wire transfer instructions designating an account of the Company into which the purchase price for the Additional Notes is to be paid. Subject to the provisions of
Section 8.02, on the Purchase Date (i) each Purchaser shall purchase the initial principal amount of Additional Notes set forth opposite the name of such Purchaser on Schedule I by payment on the Purchase Date of the purchase price for the Additional Notes to the account designated in the Purchase Request, and (ii) upon receipt of such payment, the Company shall immediately issue and deliver to each Purchaser such Additional Notes.

SECTION .Conditions Precedent. The Purchasers shall not be required to purchase the Additional Notes pursuant to this
Article VIII unless:
()on the Purchase Date, the Company has furnished to the
Purchasers:

()a certificate, in form and substance satisfactory to the Purchasers, signed by a duly authorized officer on behalf of the Company, stating that on the Purchase Date (x) there has been no material adverse change in the condition, financial or otherwise, of the Company or any of its subsidiaries since the Closing Date, (y) the Company and the Executive Shareholders are not in default of any then-outstanding Note (as determined pursuant to such Note) or in breach of this Agreement, any Company Ancillary Document or the Charter; and
(z) each of the Executive Shareholders is employed by the Company in a management capacity; and

()such other documents as the Purchasers or their counsel may have reasonably requested;

()the weighted average spread on the Lease Agreements entered into by the Company after the Closing Date and prior to the Purchase date (excluding any Lease Agreements sold to third parties or owned by the Company as of the Purchase Date and in good faith anticipated to be sold to third parties) shall not be less than 800 basis points. For purposes hereof, the spread on any Lease Agreement shall be the difference between
(i) the yield on such Lease Agreement (including, without duplication, for purposes of calculating such yield, fees and payments collected at the inception of the applicable lease term, as well as any "balloon" payments or similar payments at the end of the applicable lease term) as determined by the Company in good faith, in accordance with industry practices, and (ii) the coupon rate of interest for prime rate borrowings of the Company under the Senior Financing (as defined in Section 8.02(e)) as of the date such Lease Agreement was entered into by the Company (or, if the Senior Financing is not consummated as of such date, such rate of interest as would have been in effect (based on the terms of the Commitment, dated March 13, 1997, for the Senior Financing) had the Senior Financing been consummated as of such date);

()no more than 5% of payments under Lease Agreements outstanding as of the close of business on the business day immediately prior to the Purchase Date is more than 45 days past due;

()the average monthly volume of Lease Agreements during the four full calendar months immediately preceding the month in which the Purchase Date occurs (or, if shorter, during the period elapsed between the Closing Date and the Purchase
Date) (based on the original value of the underlying Leased Equipment) is no less than $1.2 million;

()the Company shall have entered into definitive documentation for senior debt financing (the "Senior
Financing") of at least $20 million (the "Target Amount") on terms acceptable to the Purchasers and such Senior Financing shall be available to the Company on the Purchase Date pursuant to such documentation; and

()the Company shall have purchased the policies of "key-person" life insurance required by Section 6.05 and such policies shall, on the Purchase Date, be in full force and effect.


ARTICLE .

MISCELLANEOUS

SECTION .Fees and Expenses.

() The Company will pay the reasonable expenses of the Purchasers in connection with the transactions contemplated hereby, whether or not such transactions are consummated, and in connection with any subsequent amendment, waiver, consent or enforcement of the provisions hereof or any Purchaser Ancillary Document.

()In consideration of the assistance of the Purchasers in arranging the Senior Financing (whether or not in the Target Amount), on or before December 31, 1997, the Company shall pay to the Purchasers a fee of the lesser of (i) one percent (1%) of the Senior Financing and (ii) $250,000, which fee shall be allocated among the Purchasers as set forth on
Schedule III, such fee to be fully refundable to the Company in the event the Senior Financing is not closed. The amount of the fee payable pursuant to this Section 9.01(b) shall be reduced on a pro rata basis among the Purchasers by any amounts payable to Salvatore F. Mulia in connection with arranging the Senior Financing or any portion thereof.

SECTION .Survival of Agreements. All covenants, agreements, representations and warranties of the parties hereto made in this Agreement, any Company Ancillary Document, any Executive Shareholder Ancillary Document or any Purchaser Ancillary Document shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Preferred Shares and the Notes, and the issuance and delivery of the Conversion Shares, and all statements made by any party in this Agreement, any Company Ancillary Document, any Executive Shareholder Ancillary Document or any Purchaser Ancillary Document shall be deemed to constitute representations and warranties made by the party making such statements.

SECTION .Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchasers shall inure to the benefit of any and all subsequent holders from time to time of Preferred Shares, Notes or Conversion Shares.

SECTION .Notices. All notices and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, mailed by certified or registered mail, return receipt requested, sent by reputable overnight courier or sent by confirmed telecopier, addressed as follows:

()if to the Company, at 8250 Haverstick Road, Suite 110, Indianapolis, Indiana 46240-2401, Attention: President, with a copy (which shall not constitute notice to the Company) to Daniel L. Boeglin, Esq., Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, IN 46204;

()if to any Executive Shareholder, at the address of such Executive Shareholder as disclosed by the books and records of the Company, with a copy (which shall not constitute notice to any of the Executive Shareholders) to Daniel L.
Boeglin, Esq., Baker & Daniels, 300 North Meridian Street,
Suite 2700, Indianapolis, IN 46204; and

()if to any Purchaser, at the address of such Purchaser set forth in Schedule I, with a copy (which shall not constitute notice to any of the Purchasers) to Peter M. Howard, Esq., Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, IL 60606;

or to such other address and/or such other addressee as any of the above shall have specified by notice hereunder. Each notice or other communication which shall be delivered personally, mailed or telecopied in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

SECTION .Assignment. Neither the Company nor the Executive Shareholders may assign any of the rights or obligations hereunder without the express written consent of each of the Purchasers. Prior to any firm commitment underwritten public offering of the Company's equity securities, no Purchaser may Transfer any Preferred Shares, Conversion Shares or Notes without the prior written approval of McCoy (for so long as McCoy is employed by the Company in an executive capacity), which approval shall not be unreasonably withheld or delayed.

SECTION .Remedies. If any party to this Agreement obtains a judgment against any party hereto by reason of any breach of this Agreement or the failure of such other party to comply with the provisions hereof, a reasonable attorneys' fee as fixed by the court shall be included in such judgment. No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative or shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

SECTION .Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party; provided, however, that the holders of (a) 75% in principal amount of the Notes then outstanding and (b) 75% of the Preferred Shares then outstanding may waive any breach by the Company or an Executive Shareholder of this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived or of any other provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed an extension of time for the performance of any other obligation or act. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement.

SECTION .Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to its conflicts of law rules.

SECTION .Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Company Ancillary Documents, the Executive Shareholder Ancillary Documents and the Purchaser Ancillary Documents constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

SECTION .Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

SECTION .Amendments. This Agreement may not be amended, modified or changed in any respect without the written consent of the Company and the approval of the holders of (a) 75% in principal amount of the Notes then outstanding and (b) 75% of the Preferred Shares then outstanding, unless a greater percentage is required by any provision hereof.

SECTION .Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

SECTION .Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provision of this Agreement.


SECTION .Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

()"person" shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity;

()"subsidiary" shall mean, as to the Company, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries;

()"affiliate" shall mean, with respect to any person, a person who controls such person, who is controlled by such person or who is under common control with such person. and

()"material" shall mean, with respect to any item or matter with respect to the Company, that such item or matter is (or could result in) a liability to the Company of $10,000 or more. The Company and the Executive Shareholders represent and warrant to the Purchasers that the aggregate potential liability to the Company of all items and matters which are known by the Company or the Executive Shareholders but which are not reflected in the Disclosure Schedule by application of the foregoing definition could not be reasonably expected to exceed $50,000.

SECTION .Required Vote. Whenever in this Agreement, a matter requires the consent or vote of the holders of a specified percentage of Preferred Shares, such matter shall require the consent or vote of holders of such specified percentage of Conversion Shares, with holders of Preferred Shares then outstanding being deemed to own that number of Conversion Shares into which such Preferred Shares are then convertible pursuant to the terms of the Preferred Shares.

SECTION .Obligations Several.  The obligations of each
Purchaser hereunder shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

IN WITNESS WHEREOF, the Company, the Executive Shareholders and the Purchasers have executed this Agreement as of the day and year first above written.

MERIDIAN FINANCIAL
CORPORATION


By:

Title:


PURCHASERS:

INROADS CAPITAL PARTNERS,
L.P.

By:INROADS GENERAL
PARTNERS, L.P., its general partner


By:
Title:



MESIROW CAPITAL PARTNERS
     VII, an
Illinois Limited Partnership

By:MESIROW FINANCIAL
SERVICES, INC., its general partner


By:
Title:



EDGEWATER PRIVATE EQUITY
     FUND II, L.P.

By:GORDON MANAGEMENT,
INC.,
its general partner


By:
Title:


EXECUTIVE SHAREHOLDERS:



Michael F. McCoy



William L. Wildman


SCHEDULE I

Purchasers



Name and
Address of Purchaser

Number of
Preferred Shares
to be Purchased
Aggregate
Purchase Price
for Preferred
Shares


Closing
Notes

Aggregate
Closing Date
Purchase Price


Additional
Notes
Inroads Capital Partners, L.P.
1603 Orrington Avenue
Suite 2050
Evanston, IL 60201
1,384.61538
$1,384,615.38
$230,769.24
$1,615,384.62
$1,384,615.38
Mesirow Capital Partners VII,
an Illinois Limited Partnership
350 North Clark Street
Chicago, IL 60610
807.69231
$807,692.31
$134,615.38
$942,307.69
$807,692.31
Edgewater Private Equity    Fund II, L.P.
666 Grand Avenue
Suite 2002
Des Moines, IA 50309
807.69231
$807,692.31
$134,615.38
$942,307.69
$807,692.31

    3,000.0000

$3,000,000.00

$500,000.00

  $3,500,000.00

$3,000,000.00



SCHEDULE II

Disclosure Schedule



SCHEDULE III

Fee Allocation


Inroads Capital Partners, L.P.65.0%
Mesirow Capital Partners VII,  an17.5%
 Illinois Limited Partnership
Edgewater Private Equity Fund II, L.P.17.5%